EXHIBIT 10.3.1
AMENDMENT NO. 1 TO IMPAX LABORATORIES, INC. 1995 STOCK INCENTIVE PLAN
     Section 1 of the 1995 Stock Incentive Plan is amended to read in its entirety as follows:
          “The purpose of this plan (the “Plan”) is to secure for Global Pharmaceutical Corporation (the “Company”), and its stockholders, the benefits arising from the ownership of stock options by directors, consultants and key employees (including, without limitation, officers of the Company or Subsidiaries (as defined in Section 18 hereof) who are expected to contribute to the Company’s future growth and success.”
     Paragraph (a) of Section 2 of the 1995 Stock Incentive Plan is amended to read in its entirety as follows:
          “(a) Types of Awards. Under the Plan, the Company may in its sole discretion grant, with respect to the Company’s common stock, par value $.01 per share (“Common Stock”), to key employees and consultants (together, the “Key Employees”), as authorized by action of the Board of Directors of the Company (or a committee designated by the Board of Directors), and the Company shall, subject to the terms and conditions hereof, grant to each director of the Company who is not an employee and who was not a director on or before September 1, 1995 (an “Eligible Director”) and to each director of the Company who is not an employee and who was a director on or before September 1, 1995 (a “Pre-IPO Director”), Options in accordance with the formula set forth in Section 7 hereof. As used in the Plan, an “Award” shall mean an Option and an “Award Owner” shall mean the owner of an Option. Options granted pursuant to the Plan to Key Employees may be either incentive stock options (“Incentive Stock Options”) meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory options (“Non-Statutory Stock Options”), which are not intended to or do not meet the requirements of Code Section 422. Options granted to Eligible Directors and Pre-IPO Directors pursuant to the Plan shall be only Non-Statutory Stock Options.”
     The first sentence of Section 4 of the 1995 Stock Incentive Plan is amended to read in its entirety as follows:
          “Subject to adjustment as provided in Sections 13 and 14 below, the maximum number of shares of Common Stock of the Company that may be issued and sold pursuant to Options granted under the Plan is 750,000 shares in the aggregate (one share per Option).”

     Paragraph (e) of Section 6 of the 1995 Stock Incentive Plan is amended by adding the following sentence as the last sentence in the paragraph:
          “Notwithstanding the foregoing, an award issued to a consultant to the Company may be exercised as specifically set forth in such award.”
     Paragraph (a) of Section 7 of the 1995 Stock Incentive Plan is restated to read in its entirety as follows:
          “(a) Non-discretionary Grants. Notwithstanding anything to the contrary contained in this Plan, Eligible Directors shall be granted Options (“Director Options”) as follows: (i) immediately prior to the initial public offering of shares of Common Stock, each Eligible Director shall be granted 30,000 Director Options to purchase 30,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below, (ii) on the first business day following the annual meeting of shareholders of the Company to elect directors in 1996, and thereafter on the first business day following each successive annual meeting of shareholders, so long as Director Options remain available for grant, each person who is elected as a director at that meeting and is an Eligible Director, and each person who continues to serve as a director after that meeting, and is an Eligible Director, shall be granted 10,000 Director Options to purchase 10,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below, and (iii) on the first business day following the annual meeting of shareholders to elect directors in 1998, and thereafter on the first business day following each successive annual meeting of shareholders, so long as Director Options remain available for grant, each Pre-IPO Director who continues to serve as a director after that meeting shall be granted 5,000 Director Options to purchase 5,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below. Notwithstanding the foregoing, each person who is elected as a director at any time after the date of the annual meeting of stockholders and is an Eligible Director shall be granted, on the effective date of such election, 10,000 Director Options to purchase 10,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below, so long as Director Options remain available for grant. Such Director Options shall be granted in lieu of the Director Options which would otherwise be granted to such Eligible Director on the first business day following the next annual meeting of the stockholders pursuant to the first sentence of this Section 7(a).”
     The first sentence of Section 15 of the 1995 Stock Incentive Plan is amended to read in its entirety as follows:
          “Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Award Owner any right with respect to the continuation of his or her employment or consultancy, as applicable, by the Company (or any Subsidiary) or interfere in any way with the right of the Company (or any Subsidiary), subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such employment or consultancy, as applicable, or to increase or decrease the compensation of the Award Owner from the rate in existence at the time of the grant of an Award.”
     The 1995 Stock Incentive Plan is further amended by replacing all occurrences of the phrase “Eligible Director” appearing in the 1995 Stock Incentive Plan and the exhibits thereto with the phrases “Eligible Director and Pre-IPO Director” or “Eligible Director or Pre-IPO Director” as context shall reasonably dictate.